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                                                                      EXHIBIT 11

                 CONTINENTAL NATURAL GAS, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

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                                            THREE MONTHS ENDED SEPTEMBER 30, NINE MONTHS ENDED SEPTEMBER 30,
                                            -------------------------------- -------------------------------
                                                  1997           1996           1997          1996
                                              ------------   ------------    -----------   -----------
PRIMARY EARNINGS PER SHARE
Net income..................................    $ (118,487)    $  (34,101)    $  728,531    $1,176,136
Cumulative preferred dividends..............            --       (150,000)      (223,500)     (450,000)
Adjusted net income.........................      (118,487)      (184,101)       505,031       726,136
                                                ----------     ----------     ----------    ----------
Reconciliation of weighted average number of
  shares outstanding to amount used in
  primary earnings per share computation:
  Weighted average number of shares
     outstanding............................     5,414,384      3,613,153      4,213,563     3,510,488
  Weighted average number of common and
     common equivalent shares outstanding...     5,414,384      3,613,153      4,213,563     3,510,488
                                                ----------     ----------     ----------    ----------
  Primary net income (loss) per common
     share..................................        $(0.02)        $(0.05)         $0.12         $0.21
                                                  --------       --------          -----         -----
FULLY DILUTED EARNINGS PER SHARE
Net income..................................      (118,487)       (34,101)       728,531     1,176,136
Cumulative preferred dividends..............            --       (150,000)      (223,500)     (450,000)
Adjusted net income.........................      (118,487)      (184,101)       505,031       726,136
                                                ----------     ----------     ----------    ----------
Reconciliation of weighted average number of
  shares outstanding to amount used in fully
  diluted earnings per share computation:
  Weighted average number of shares
     outstanding............................     5,414,384      3,613,153      4,213,563     3,510,488
  Dilutive effect of assumed exercise of
     options................................           N/A            N/A        199,625       198,952
  Dilutive effect of assumed conversion of
     Preferred Stock........................
  Weighted average number of common and
     common equivalent shares outstanding...     5,414,384      3,613,153      4,413,188     3,709,440
                                                ----------     ----------     ----------    ----------
Fully diluted net income (loss) per
  common share..............................        $(0.02)        $(0.05)         $0.11         $0.20
                                                  --------       --------          -----         -----
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